Exhibit 15

[Letterhead of PricewaterhouseCoopers LLP]

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 3, 2004 on our review of interim financial information of Arch Capital Group Ltd. (the “Company”) for the three and six month periods ended June 30, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 is incorporated by reference in the Registration Statement on Forms S-3 (Registration No. 33-34499, Registration No. 333-82612, Registration No. 333-110190 and Registration No. 333-117099) and in the Registration Statements on Forms S-8 (Registration No. 33-99974, Registration No. 333-86145, Registration No. 333-72182, Registration No. 333-82772 and Registration No. 333-98971).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York
August 9, 2004